EXHIBIT  99.1

FOR RELEASE

Date: October 22, 2021
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 45% Increase in Net Income for the Quarter
Ended September 30, 2021, and is Selected for the Piper Sandler Sm-All Stars Class of 2021

Catskill, N.Y. – October 22, 2021- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2021, which is the first quarter of the Company’s fiscal year ending June 30, 2022.  Net income for the three months ended September 30, 2021 was $7.1 million, or $0.84 per basic and diluted share, as compared to $4.9 million, or $0.57 per basic and diluted share, for the quarter ended September 30, 2020.  Net income increased $2.2 million, or 45.9%, when comparing the quarters ended September 30, 2021 and 2020.

Highlights:
•	Net Income: $7.1 million for the quarter ended September 30, 2021
•	Total Assets: New high of $2.3 billion at September 30, 2021
•	Return on Average Assets: 1.28% for the quarter ended September 30, 2021
•	Return on Average Equity: 18.60% for the quarter ended September 30, 2021

Donald Gibson, President & CEO stated: “I am proud of our strong performance in what has continued to be a very difficult rate environment. I am also proud to be recognized by Piper Sandler, as a member of their Sm-all Stars Class of 2021, the Greene County Bancorp, Inc. is the only bank in the country to have achieved five consecutive years on their prestigious list. In order to earn Sm-All Star status, companies needed to have a market cap below $2.5 billion, and clear numerous hurdles related to growth, profitability, credit quality, and capital strength. Piper Sandler’s objective is to identify the top performing small-cap banks and thrifts in the country.”

Total consolidated assets for the Company were $2.3 billion at September 30, 2021, primarily consisting of $1.1 billion of net loans and $988.3 million of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.1 billion at September 30, 2021, consisting of retail, business and municipal banking relationships.

The Company continues to closely monitor the impact of the coronavirus pandemic (“COVID-19”) on our business and results of operations.  The Company continues to maintain strong asset quality, capital and liquidity and believes it is still well positioned to withstand the continued financial impact from the pandemic.

Depending upon the duration of the COVID-19 pandemic and the adequacy of strategies in place by local and federal governments, borrowers may not have the ability to repay their debts which may ultimately result in losses to the Company.  Management continues to closely monitor credit relationships, particularly those on payment deferral or adversely classified. As discussed under Asset Quality and Loan Loss Provision below, the Company has maintained its allowance for loan losses during the three months ended September 30, 2021 and believes that total reserves are adequate.

Selected highlights for the three months ended September 30, 2021 are as follows:

Net Interest Income and Margin
•
Net interest income increased $2.6 million to $14.4 million for the three months ended September 30, 2021 from $11.8 million for the three months ended September 30, 2020. The increase in net interest income was primarily the result of the growth in the average balance of interest-earning assets, which increased $460.5 million when comparing the three months ended September 30, 2021 and 2020, offset by a decrease in the average interest rate on interest-earning assets, which decreased 25 basis points when comparing the three months ended September 30, 2021 and 2020.

Average loan balances increased $74.8 million and the yield on loans increased 41 basis points when comparing the three months ended September 30, 2021 and 2020.  Included in interest-earning assets at September 30, 2021 were $37.4 million of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%.  The increase in yields on loans was further supported by $1.5 million in SBA PPP fee income for the three months ended September 30, 2021, which was realized through a deferred origination fee and recognized within interest income. Average securities increased $304.6 million, and the yield on such securities decreased 47 basis points when comparing the three months ended September 30, 2021 and 2020.  Average interest-bearing bank balances and federal funds increased $81.4 million, and the yield increased three basis points when comparing the three months ended September 30, 2021 and 2020.

Cost of interest-bearing liabilities decreased 17 basis points when comparing the three months ended September 30, 2021 and 2020.  The cost of NOW deposits decreased 23 basis points, the cost of savings and money market deposits decreased 14 basis points, and the cost of certificates of deposit decreased 33 basis points when comparing the three months ended September 30, 2021 and 2020.  The decrease in cost of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $446.9 million, most notably due to an increase in NOW deposits of $370.7 million, an increase in average savings and money market deposits of $69.2 million, and an increase in borrowings of $7.6 million when comparing the three months ended September 30, 2021 and 2020. The cost of borrowings increased 265 basis points when comparing the three months ended September 30, 2021 and 2020.  The increase in cost of borrowings was due to the Company entering into Subordinated Note Purchase Agreements in September 2021 and 2020.  Yields on interest-earning assets and costs of interest-bearing deposits continue to decline as a result of the current low interest rate environment, and the Federal Reserve Board stance to continue the low interest rate environment to support an economic recovery as the pandemic crisis is contained.
•
Net interest rate spread and margin both decreased when comparing the three months ended September 30, 2021 and 2020. Net interest rate spread decreased eight basis points to 2.64% for the three months ended September 30, 2021 compared to 2.72% for the three months ended September 30, 2020. Net interest margin decreased 12 basis points to 2.67% for the three months ended September 30, 2021 compared to 2.79% for the three months ended September 30, 2020. Decreases in net interest rate spread and net interest margin resulted primarily from lower-yielding securities and loans offset by lower rates on deposits as well as growth in loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.81% and 2.98% for the three months ended September 30, 2021 and 2020, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $988,000 and $1.2 million for the three months ended September 30, 2021 and 2020, respectively. The provision for loan losses for the three months ended September 30, 2021 and 2020 was due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified. The Company instituted a loan deferral program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act and extended under the Consolidated Appropriations Act which was signed into law on December 27, 2020.   At September 30, 2021, the Company had $7.1 million, consisting of six loans, on payment deferral as a result of the pandemic, which is a decrease from $8.0 million, consisting of eight loans, at June 30, 2021.  Management continues to monitor these loans, and it remains uncertain whether all of these loans will continue to perform as agreed once they reach the end of the deferral period. Loans classified as substandard or special mention totaled $47.6 million at September 30, 2021, compared to $49.7 million at June 30, 2021, a decrease of $2.1 million, and compared to $38.9 million at September 30, 2020, an increase of $8.7 million.  Loans classified as substandard or special mention decreased slightly as compared to June 30, 2021 but remained elevated as compared to September 30, 2020, due to insufficient cash flows and revenues related to the COVID-19 pandemic.  Reserves on loans classified as substandard or special mention totaled $8.0 million at September 30, 2021 compared to $7.8 million at June 30, 2021, an increase of $200,000. No loans were classified as doubtful or loss at September 30, 2021 or June 30, 2021. Allowance for loan losses to total loans receivable was 1.83% at September 30, 2021 compared to 1.77% at June 30, 2021.  Total loans receivable included $37.4 million and $67.4 million of SBA Paycheck Protection Program (PPP) loans at September 30, 2021 and June 30, 2021, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.90% and 1.89% at September 30, 2021 and June 30, 2021, respectively.

•
Net charge-offs amounted to $163,000 and $38,000 for the three months ended September 30, 2021 and 2020, respectively, an increase of $125,000. The primary net charge off activity was a commercial loan charge off that occurred during the quarter ended September 30, 2021.

•
Nonperforming loans amounted to $1.9 million and $2.3 million at September 30, 2021 and June 30, 2021, respectively. The decrease in nonperforming loans during the period was primarily due to $304,000 in loan repayments, and $97,000 in charge-offs. At September 30, 2021 nonperforming assets were 0.09% of total assets compared to 0.11% at June 30, 2021. Nonperforming loans were 0.17% and 0.21% of net loans at September 30, 2021 and June 30, 2021, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $851,000, or 41.0%, and totaled $2.9 million and $2.1 million for the three months ended September 30, 2021 and 2020, respectively. The increase was primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards, the income from bank owned life insurance, and increases in service charges on deposit accounts.

•
Noninterest expense increased $828,000, or 11.6%, to $8.0 million for the three months ended September 30, 2021 compared to $7.1 million for the three months ended September 30, 2020. The increase in noninterest expense during the three months ended September 30, 2021 was primarily due to an increase in salaries and employee benefits expense resulting from creating 13 new positions during the previous fiscal year.  The new positions were required to support growth in the bank’s lending department, customer service center and finance department.  There was also an increase in other non-interest expense as the bank made a charitable donation to The Bank of Greene County Charitable Foundation during the three months ended September 30, 2021.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 15.1% for the three months ended September 30, 2021 and 11.7% for the three months ended September 30, 2020, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate. The increase in the current quarter was attributable to the increase in the New York State tax rate and the increase in income before taxes for September 30, 2021 compared to September 30, 2020.

Balance Sheet Summary
•	Total assets of the Company were $2.3 billion at September 30, 2021 and $2.2 billion at June 30, 2021, an increase of $82.5 million, or 3.8%.
•
Securities available-for-sale and held-to-maturity increased $100.5 million, or 11.3%, to $988.3 million at September 30, 2021 as compared to $887.8 million at June 30, 2021. This increase was the result of utilizing excess cash on hand due to an increase in deposits. Securities purchases totaled $198.2 million during the three months ended September 30, 2021 and consisted of $142.3 million of state and political subdivision securities, $33.5 million of mortgage-backed securities, $2.5 million of corporate securities, and $19.9 million of other securities. Principal pay-downs and maturities during the three months amounted to $95.0 million, primarily consisting of $11.1 million of mortgage-backed securities, $81.3 million of state and political subdivision securities, $867,000 of collateralized mortgage obligations, and $1.7 million of other securities.

•
Net loans receivable increased $10.9 million, or 1.0%, to $1.1 billion at September 30, 2021 from $1.1 billion at June 30, 2021.  Net loans receivable at September 30, 2021 included $37.4 million in SBA Paycheck Protection Program loans. The loan growth experienced during the three months consisted primarily of $38.2 million in commercial real estate loans, $1.1 million in residential real estate loans, $2.5 million in residential construction, $1.6 million in multi-family loans, and a $1.3 million net decrease in deferred fees due to the forgiveness of SBA PPP loans. This growth was partially offset by a $1.1 million decrease in commercial construction loans, $32.3 million decrease in commercial loans and an $825,000 increase in allowance for loan losses.  SBA PPP loans decreased $30.0 million to $37.4 million at September 30, 2021 from $67.4 million at June 30, 2021, due to the receipt of forgiveness proceeds.

•
Deposits totaled $2.1 billion at September 30, 2021 and $2.0 billion at June 30, 2021, an increase of $51.4 million, or 2.6%. Noninterest-bearing deposits increased $20.5 million, or 11.8%, and NOW deposits increased $36.4 million, or 2.7%, when comparing September 30, 2021 and June 30, 2021.  These increases were offset by decreases in certificates of deposits of $84,000, or 0.2%, money market deposits decreased $5.0 million, or 3.4%, and savings deposits decreased $410,000, or 0.1%, when comparing September 30, 2021 and June 30, 2021. Deposits increased during the three months ended September 30, 2021 as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, and new account relationships.

•
Borrowings of the Company amounted to $49.2 million at September 30, 2021 compared to $22.6 million at June 30, 2021, an increase of $26.5 million.  At September 30, 2021, borrowings consisted of $49.2 million of Fixed-to-Floating Rate Subordinated Notes.  During the three months ended September 30, 2021, the Company repaid $3.0 million of short-term borrowings with Atlantic Central Bankers Bank.  The Company entered into Subordinated Note Purchase Agreements on September 15, 2021, issued at 3.00% Fixed-to-Floating Rate, due September 15, 2031, in the aggregate principal amount of $30.0 million. These notes are callable on September 15, 2026.

•
Shareholders’ equity increased to $154.8 million at September 30, 2021 from $149.6 million at June 30, 2021, resulting primarily from net income of $7.1 million, partially offset by dividends declared and paid of $508,000 and a decrease in other accumulated comprehensive loss of $1.4 million.

Greene County Bancorp, Inc. is the direct and indirect holding company, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months
	Ended September 30,
Dollars in thousands, except share and per share data	2021	2020
Interest income	$15,613	$13,338
Interest expense	1,214	1,522
Net interest income	14,399	11,816
Provision for loan losses	988	1,243
Noninterest income	2,929	2,078
Noninterest expense	7,961	7,133
Income before taxes	8,379	5,518
Tax provision	1,265	643
Net income	$7,114	$4,875

Basic and diluted EPS	$0.84	$0.57
Weighted average shares outstanding	8,513,414	8,513,414
Dividends declared per share [4]	$0.13	$0.12

Selected Financial Ratios
Return on average assets[1]	1.28%	1.14%
Return on average equity[1]	18.60%	14.89%
Net interest rate spread[1]	2.64%	2.72%
Net interest margin[1]	2.67%	2.79%
Fully taxable-equivalent net interest margin[2]	2.81%	2.98%
Efficiency ratio[3]	45.94%	51.34%
Non-performing assets to total assets	0.09%	0.24%
Non-performing loans to net loans	0.17%	0.42%
Allowance for loan losses to non-performing loans	1078.58%	404.78%
Allowance for loan losses to total loans	1.83%	1.68%
Shareholders’ equity to total assets	6.78%	7.39%
Dividend payout ratio[4]	15.48%	21.05%
Actual dividends paid to net income[5]	7.14%	9.60%
Book value per share	$18.19	$15.62
1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the periods ended September 30, 2021 and 2020, 4.44% and 3.98% for New York State income taxes for the periods ended September 30, 2021 and 2020, respectively. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended September 30,
(Dollars in thousands)	2021	2020
Net interest income (GAAP)	$14,399	$11,816
Tax-equivalent adjustment	766	812
Net interest income (fully taxable-equivalent basis)	$15,165	$12,628

Average interest-earning assets	$2,155,976	$1,695,482
Net interest margin (fully taxable-equivalent basis)	2.81%	2.98%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended March 31, 2020; June 30, 2020; September 30, 2020; December 31, 2020; June 30, 2021; and September 30, 2021. Dividends declared during the three months ended December 31, 2019 and March 31, 2021 were paid to the MHC. The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At September 30, 2021	At June 30, 2021
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$113,329	$149,775
Long term certificate of deposit	4,367	4,553
Securities- available for sale, at fair value	412,375	390,890
Securities- held to maturity, at amortized cost	575,898	496,914
Equity securities, at fair value	297	307
Federal Home Loan Bank stock, at cost	1,091	1,091

Gross loans receivable	1,118,784	1,108,408
Less: Allowance for loan losses	(20,493)	(19,668)
Unearned origination fees and costs, net	(1,475)	(2,793)
Net loans receivable	1,096,816	1,085,947

Premises and equipment	14,161	14,137
Bank owned life insurance	47,726	40,425
Accrued interest receivable	8,305	7,781
Foreclosed real estate	64	64
Prepaid expenses and other assets	8,371	8,451
Total assets	$2,282,800	$2,200,335

Liabilities and shareholders’ equity
Noninterest bearing deposits	$194,566	$174,114
Interest bearing deposits	1,861,896	1,830,994
Total deposits	2,056,462	2,005,108

Borrowings from other banks, short-term	-	3,000
Subordinated notes payable	49,170	19,644
Accrued expenses and other liabilities	22,332	22,999
Total liabilities	2,127,964	2,050,751
Total shareholders’ equity	154,836	149,584
Total liabilities and shareholders’ equity	$2,282,800	$2,200,335
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.